Exhibit 4.1

AMENDMENT NO. 6 AND JOINDER

TO

FIRST AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amendment No. 6 and Joinder to First Amended and Restated Registration Rights Agreement (this “Amendment”) is dated as of November 13, 2012 by and between NGL Energy Holdings LLC, a Delaware limited liability company (the “General Partner”) and the general partner of NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Gerald L. Jensen, Thrift Opportunity Holdings, LP, Jenco Petroleum Corporation, Caritas Trust, Animosus Trust and Nitor Trust (together, the “Jensen Investors”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Rights Agreement (as defined below).

R E C I T A L S

WHEREAS, the Partnership is party to that certain First Amended and Restated Registration Rights Agreement dated as of October 3, 2011, as amended by Amendment No. 1 dated November 1, 2011, Amendment No. 2 dated January 3, 2012, Amendment No. 3 dated May 1, 2012,  Amendment No. 4 dated June 19, 2012, and Amendment No. 5 dated October 1, 2012 (as amended, the “Registration Rights Agreement”);

WHEREAS, reference is hereby made to that certain Call Agreement, dated November 1, 2012, between Partnership and the Jensen Investors (the “Jensen - NGL Call Agreement”), pursuant to which, among other things, the Jensen Investors will purchase Common Units of the Partnership in connection with the consummation of the transactions contemplated thereunder;

WHEREAS, this Amendment is to be executed and delivered by the parties in connection with the consummation of the transactions contemplated under the Jensen - NGL Call Agreement;

WHEREAS, pursuant to Section 6(c) of the Registration Rights Agreement, the General Partner may make certain amendments to the Registration Rights Agreement in its sole discretion and without any further approval rights or action by or on behalf of the Holders in connection with the issuance by the Partnership of Common Units in connection with an acquisition or similar transaction involving the Partnership; and

WHEREAS, the General Partner desires to join each of the Jensen Investors as a party to the Registration Rights Agreement as a Rights Holder and amend the Registration Rights Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree:

1. Amendment of Registration Rights Agreement.

(a) The fourth sentence of the definition of “Affiliate” set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding anything in the foregoing to the contrary, HOH and its respective Affiliates (other than the General Partner or any Group Member), on the one hand, NGL Holdings and its Affiliates (other than the General Partner or any Group Member), on another hand, the IEP Group and their respective Affiliates (other than the General Partner or any Group Member), on another hand, the Osterman Group and their respective Affiliates (other than the General Partner or any Group Member), on another hand, SemStream and its Affiliates (other than the General Partner or any Group Member), on another hand, the Pacer Propane Group and their respective Affiliates, on another hand, Downeast and its Affiliates (other than the General Partner or any Group Member), on another hand, NGP and its

Affiliates (other than the General Partner or any Group Member), on another hand, Enstone and its Affiliates (other than the General Partner or any Group Member), on another hand, and the Jensen Investors and each of their Affiliates, on another hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner or any Affiliate (disregarding the immediately preceding sentence) of any Group Member or the General Partner.

(b) The definition of “Transaction Documents” set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Transaction Documents” means (i) the Partnership Agreement, (ii) the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of November 1, 2011, as amended from time to time, (iii) with respect to the Initial Holders, the Contribution, Purchase and Sale Agreement, (iv) with respect to the Osterman Group, the Contribution and Sale Agreement, (v) with respect to SemStream, the SemStream—NGL Contribution Agreement, (vi) with respect to the Pacer Propane Group, the Pacer—NGL Contribution Agreements, (vii) with respect to Downeast, the Downeast—NGL Contribution Agreement, (viii) with respect to NGP, the High Sierra—NGL Merger Agreement, (ix) with respect to Enstone, the Enstone—NGL Contribution Agreement, and (x) with respect to the Jensen Investors, the Jensen — NGL Call Agreement.

(c) Section 1 of the Registration Rights Agreement is hereby amended to add the following definitions of the “Jensen Investors” and the “Jensen - NGL Call Agreement” thereto:

“Jensen Investors” means Gerald L. Jensen, Thrift Opportunity Holdings, LP, Jenco Petroleum Corporation, Caritas Trust, Animosus Trust and Nitor Trust.

“Jensen - NGL Call Agreement” means the Call Agreement, dated November 1, 2012, between Partnership and the Jensen Investors.

2. Joinder.

(a) Each of the Jensen Investors acknowledges receipt of a copy of the Registration Rights Agreement and, after review and examination thereof, by execution of this Amendment does hereby agree to be bound by the terms, conditions and agreements contained therein in its capacity as a Rights Holder thereunder.

(b) By execution hereof, the General Partner hereby (i) accepts the agreement of each of the Jensen Investors to be bound by the Registration Rights Agreement, (ii) covenants and agrees that the Registration Rights Agreement is hereby amended to include each of the Jensen Investors as a party in the capacity of a Rights Holder and (iii) agrees that each of the Jensen Investors shall have all rights provided to a Rights Holder under the Registration Rights Agreement.

3. Miscellaneous.

(a) From and after the date hereof, each reference in the Registration Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Registration Rights Agreement as amended hereby.

(b) Except as specifically set forth above, the Registration Rights Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 6 and Joinder to First Amended and Restated Registration Rights Agreement on the date first written above.

NGL ENERGY HOLDINGS LLC

By:	/s/ James Burke
Name:	James Burke
Title:	CEO, High Sierra Energy

/s/ Gerald L. Jensen
Gerald L. Jensen

THRIFT OPPORTUNITY HOLDINGS, LP

By: Its general partner, Jensen Opportunity Management LLC

	By:	/s/ Gerald L. Jensen
	Name:	Gerald L. Jensen
	Title:	Manager

JENCO PETROLEUM CORPORATION

By:	/s/ Gerald L. Jensen
Name:	Gerald L. Jensen
Title:	President

CARITAS TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Co-Trustee

By:	/s/ Amy Jensen
Name:	Amy Jensen
Title:	Co-Trustee

ANIMOSUS TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee

NITOR TRUST

By:	/s/ Jonathan E. Jensen
Name:	Jonathan E. Jensen
Title:	Trustee

Signature Page to Amendment No. 6 and Joinder to Registration Rights Agreement